Consent of Pender Newkirk & Company, CPAs
                    Independent Registered Public Accountants



Board of Directors
Kapital Engine Investments, Inc.
Raleigh, NC


We consent to the incorporation in the Current Report (Form 8-K) dated February 13, 2006, pertaining to the "Agreement and Plan of Merger" by and among Health Partners, Inc., Capital Partners Merger Sub, Inc., Capital Partners Acquisition Sub, Inc., Capital Partners For Health & Fitness, Inc., Randall Rohm, and Thomas Flynn of our report dated November 1, 2005 with respect to the December 31, 2004 and 2003 consolidated financial statements.


/s/ Pender Newkirk & Company


Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
February 13, 2006